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                                                                     Exhibit 5.1

                                                              June 13, 2001




WCI Communities, Inc.
24301 Walden Center Drive
Suite 300
Bonita Springs, Florida  34134


Ladies and Gentlemen:

                  We have acted as counsel to WCI Communities, Inc., a Delaware corporation (the "Company"), and to the subsidiaries of the Company named in Schedules I and II hereto (the "Guarantors") in connection with the Registration Statement on Form S-4 (File No. 333-58500) filed by the Company and the Guarantors (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $350,000,000 aggregate principal amount of 10 5/8% Senior Subordinated Notes due 2011 (the "Exchange Securities") and the issuance by the Guarantors of guarantees (the "Guarantees"), with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of February 20, 2001, (the "Indenture"), among the Company, certain of the Guarantors and The Bank of New York, as Trustee (the "Trustee"), as supplemented by the Supplemental Indenture dated as of June 8, 2001, (the "Supplemental Indenture"), among the Company, the Guarantors and the Trustee. The Exchange Securities will be offered by the Company in exchange for $350,000,000 aggregate principal amount of its outstanding 10 5/8% Senior Subordinated Notes due 2011 (the "Securities").
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                  We have examined the Registration Statement, the Indenture
(including the form of the Exchange Securities set forth among the exhibits thereto), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantors.

                  In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that each of the Indenture and the Supplemental Indenture is the valid and legally binding obligation of the Trustee.

                  We have assumed further that (1) the subsidiaries of the Company named in Schedule II (the "Non-Delaware Guarantors") have duly authorized, executed and delivered each of the Indenture, the Supplemental Indenture and their Guarantees and (2) the execution, delivery and performance by the Non-Delaware Guarantors of the Indenture, the Supplemental Indenture and their Guarantees do not and will not violate any applicable laws (excepting the laws of the State of New York and the Federal laws of the United States).

                  Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

                  1. When the Exchange Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture in exchange for the Securities, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
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                  2. When the Exchange Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture in exchange for the Securities, and when the Supplemental Indenture and the applicable Guarantees have been duly authorized, executed and delivered by each of the subsidiaries of the Company named in Schedule I (the "Delaware Guarantors"), the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

                  Our opinions set forth above are subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law) and (3) an implied covenant of good faith and fair dealing.

                  We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law and the Delaware Limited Liability Company Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the law of the State of New York and the Federal law of the United States.

               We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Experts" in the Prospectus included in the Registration Statement.


                                             Very truly yours,



                                             /s/ Simpson Thacher & Bartlett
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                                                                      SCHEDULE I

                               DELAWARE GUARANTORS

Bay Colony - Gateway, Inc.
Communities Finance Company, LLC
First Fidelity Title, Inc.
Panther Developments, LLC
Pelican Landing Golf Resort Ventures, Inc.
Sun City Center Golf Properties, Inc.
Tiburon Golf Ventures, Inc.
Watermark Realty, Inc.
WI Ultracorp of Florida, Inc.
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                                                                     SCHEDULE II

                             NON-DELAWARE GUARANTORS


Bay Colony of Naples, Inc.
Bay Colony Realty Associates, Inc.
Communities Amenities, Inc.
Communities Home Builders, Inc.
Coral Ridge Communities, Inc.
Coral Ridge Properties, Inc.
Coral Ridge Realty, Inc.
Coral Ridge Realty Sales, Inc.
Financial Resources Group, Inc.
Florida Design Communities, Inc.
Florida Lifestyle Management Company
Florida National Properties, Inc.
Gateway Communities, Inc.
Gateway Communications Services, Inc.
Gateway Realty Sales, Inc.
Heron Bay, Inc.
Heron Bay Golf Course Properties, Inc.
JYC Holdings, Inc.
Livingston Naples, Inc.
Livingston Road, Inc.
Marbella at Pelican Bay, Inc.
Pelican Bay Properties, Inc.
Pelican Landing Communities, Inc.
Pelican Landing Properties, Inc.
Pelican Marsh Properties, Inc.
Sarasota Tower, Inc.
Sun City Center Realty, Inc.
The Colony at Pelican Landing Golf Club, Inc.
Tarpon Cove Yacht & Racquet Club, Inc.
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Tarpon Cove Realty, Inc.
Watermark Pools, Inc.
Watermark Realty Referral, Inc.
WCI Capital Corporation
WCI Communities Property Management, Inc.
WCI Golf Group, Inc.
WCI Homes, Inc.
WCI Realty, Inc.